Exhibit 99.1

Eikon Therapeutics Announces Fourth Quarter and Full Year 2025 Financial Results and Provides Clinical and Corporate Updates

•	Closed upsized initial public offering in February 2026, raising $381 million in gross proceeds

•	Completed enrollment of the TeLuRide-005 Phase 2 trial of EIK1001 in first-line treatment of stage 4 non-small cell lung cancer

MILLBRAE, Calif., March 30, 2026 (GLOBE NEWSWIRE) — Eikon Therapeutics, Inc. (Nasdaq: EIKN) (“Eikon”), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today announced fourth quarter and full year 2025 financial results and provided corporate updates.

“2025 was an important year of progress for Eikon’s business and clinical programs,” said Roger M. Perlmutter, M.D., Ph.D., Chief Executive Officer and Board Chair of Eikon. “With our initial public offering, and the consequent strengthening of our balance sheet, we believe we are well-positioned to advance multiple registration-enabling programs, bringing us closer to our mission of delivering breakthrough therapeutics to patients with serious illnesses.”

Pipeline Updates

The following paragraphs describe progress made in advancing Eikon’s clinical programs through the end of 2025.

EIK1001 is a systemically administered dual-agonist of Toll-like receptors 7 and 8 designed to stimulate both innate and adaptive immune responses. Phase 1 studies have previously shown that EIK1001 exhibits single-agent activity in patients with advanced malignancy. This mechanism may complement the antitumor immune response engendered by PD-(L)1 blockade. Updates include:

•

Enrollment was completed in the TeLuRide-005 Phase 2 study evaluating the use of EIK1001 in combination with pembrolizumab and histology-appropriate chemotherapy for the first-line treatment of non-small cell lung cancer. The company expects a comprehensive data set to become available in 2H 2026.

EIK1003 & EIK1004 are next-generation, highly-selective PARP1 inhibitors that have been observed to leave PARP2 signaling intact. PARP2 inhibition may be a key driver of the hematological toxicity associated with first generation, non-selective PARP inhibitors. Updates include:

•

EIK1003 is under evaluation in a Phase 1/2 trial as monotherapy and in combination with hormonal blockade (prostate cancer) or chemotherapy (breast or ovarian cancer) to establish the feasibility of combination-based approaches.

•	Initiation of Cohort 1D, combining EIK1003 with platinum and paclitaxel therapy in breast and ovarian cancer treatment is anticipated in 2H 2026.

•

EIK1004, a highly-selective PARP1 inhibitor differentiated by its ability to cross the blood-brain barrier, is being evaluated in a Phase 1/2 trial in advanced solid tumors in patients with or without active brain metastases.

EIK1005 is a WRN helicase inhibitor with demonstrated in vitro activity in MSI-high cancer cells. EIK1005 was optimized using Eikon’s technology platform, which includes its imaging instruments that permit single molecule tracking in living cells. Updates include:

•	An abstract describing the pre-clinical characterization of EIK1005 was accepted for presentation at 2026 Annual meeting of the American Association for Cancer Research.

•	Successful completion of a healthy volunteer study by year-end 2025 permitted initiation of a Phase 1/2 trial in patients with malignant disease that is now underway.

Board Update

In December 2025, Eikon announced the election of David W. Meline as an independent director. Mr. Meline is the former Chief Financial Officer at Moderna Inc. Prior to Moderna, Mr. Meline served as CFO of Amgen Inc. and 3M Company, and he spent more than 20 years at General Motors Company in a range of finance and management roles.

Fourth Quarter and Full Year 2025 Financial Results

Cash Position: As of December 31, 2025, Eikon had cash, cash equivalents, and marketable securities of $336.0 million. In February 2026, Eikon raised $381.2 million in gross proceeds from an upsized IPO of common stock. Eikon expects its current cash, cash equivalents, and marketable securities, which includes proceeds from its February 2026 IPO, will fund operations into the second half of 2027.

Research and Development (“R&D”) expenses: R&D expenses were $65.2 million for the fourth quarter of 2025 compared to $53.9 million for the fourth quarter of 2024, an increase of $11.3 million, or 21%. The increase was primarily due to accelerating clinical trial activity and increased facility and information technology expenses following the move into our new Millbrae, CA headquarters in April 2025. R&D expenses were $250.3 million for the year ended December 31, 2025 compared to $204.5 million for the year ended December 31, 2024, an increase of $45.8 million, or 22%. The increase was primarily due to expansion of our clinical trial activity, increased facility and information technology expenses associated with occupancy of our new Millbrae headquarters in April 2025 and compensation costs from headcount growth.

General and Administrative (“G&A”) expenses: G&A expenses were $17.9 million for the fourth quarter of 2025 compared to $13.9 million for the fourth quarter of 2024, an increase of $4.0 million, or 29%. The increase was primarily due to higher compensation costs, mainly higher corporate bonuses, and increased depreciation expense following the move into our Millbrae headquarters in April 2025. G&A expenses were $88.6 million for the year ended December 31, 2025, compared to $55.8 million for the year ended December 31, 2024, an increase of $32.8 million, or 59%. This increase was primarily due to the impairment of $21.3 million of assets relating to properties in Hayward, CA and New York, NY that we vacated during the year. An additional primary driver of the increase was compensation costs, mainly from stock option modification charges, higher corporate bonuses, and increased depreciation expense following occupancy of our Millbrae headquarters in April 2025.

Net Loss: Net loss attributable to common stockholders was $79.7 million for the fourth quarter of 2025, as compared to $64.9 million for the prior-year period. For the full year 2025, net loss attributable to common stockholders was $333.6 million as compared to $243.8 million for the full year 2024.

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully-integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates targeting areas of high unmet need that could eventually become critical medicines for the treatment of various cancers. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally-derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader, by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential of the Eikon’s product candidates; the timing for commencing clinical trials, enrolling patients, completing clinical trials, and anticipated data readouts; the timing for regulatory filings; expected milestones and business objectives for 2026 and beyond; the anticipated cash runway into the second half of 2027; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: our limited operating history; our significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; our need for substantial additional funding; the early stage of development of many of our product candidates and the possibility that our product candidates may fail in development; our dependence on the success of our current product candidates; our ability to leverage our technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com

Eikon Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development	$250,318	$204,536
General and administrative	88,627	55,807

Total operating expenses	338,945	260,343

Loss from operations	(338,945)	(260,343)
Interest income	15,566	16,563
Interest expense	(837)	(31)
Other income (expense), net	(32)	(3)

Net loss and comprehensive loss	(324,248)	(243,814)
Impact of preferred stock extinguishments and modifications	(9,396)	—

Net loss attributable to common stockholders	$(333,644)	$(243,814)

Net loss per share attributable to common stockholders, basic and diluted	$(115.29)	$(96.76)

Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	2,893,916	2,519,668

Eikon Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$335,975	$220,111
Total assets	$594,734	$491,240
Total liabilities	$312,298	$254,949
Total stockholders’ deficit	($879,034)	($571,930)